UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 18, 2015
(Date of earliest event reported)

VIRGINIA NATIONAL BANKSHARES CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	000-55117	46-2331578
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

404 People Place
Charlottesville, Virginia 22911
(Address of principal executive offices) (Zip Code)

(434) 817-8621
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On May 18, 2015, Virginia National Bankshares Corporation (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) with Swift Run Capital, L.P. (the “Seller”). Pursuant to the Agreement, the Company purchased 190,152 shares of its common stock from the Seller for an aggregate purchase price of $4,354,480.80, or $22.90 per share. The repurchase was funded with cash on hand. The Company will retire the shares. This purchase was made pursuant to a previously announced stock repurchase program authorizing management to repurchase up to 400,000 shares of the Company’s common stock on the open market or in privately negotiated transactions through September 18, 2015.

The foregoing summary of the Stock Purchase Agreement is qualified by reference to the full text of the Stock Purchase Agreement, which is included as Exhibit 10.1 to this report and incorporated herein by reference.

Item 8.01 Other Events.

On May 19, 2014, the Board of Directors of the Company (a) approved increasing the quarterly cash dividend from $0.075 per share to $0.10 per share, and (b) declared a quarterly cash dividend of $0.10 per share to be paid on July 10, 2015 to shareholders of record as of June 30, 2015.

A copy of the Company’s press statement announcing these actions is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibit(s) are filed herewith:

Exhibit No.	Description
10.1	Stock Purchase Agreement dated May 18, 2015.

99.1	Press statement issued by Virginia National Bankshares Corporation on May 20, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRGINIA NATIONAL BANKSHARES CORPORATION

Dated:	May 20, 2015	By: /s/ Glenn W. Rust
Glenn W. Rust
President and Chief Executive Officer